Exhibit 19.1

EYEPOINT PHARMACEUTICALS, INC.

INSIDER TRADING POLICY

1. Introduction and Purpose

This Insider Trading Policy (this “Policy”) summarizes the law relating to insider trading and sets out the policy of EyePoint Pharmaceuticals, Inc. (together with its subsidiaries, the “Company” or “EyePoint”) on directors, officers, employees and consultants of the Company (collectively, “Associates”) dealing in the securities of EyePoint.

If you do not understand any of the following summaries of law or this Policy, or how it applies to you, you should raise the matter with the Chief Legal Officer (the “Compliance Officer”) before trading in any securities that may be affected by this Policy or the law.

This Policy is only a summary of complex legal provisions, and should therefore only be used as a general guide, not as legal advice.

2. The Insider Trading Prohibition

If you have “material nonpublic” information relating to EyePoint, it is illegal for you to:

•
buy or sell or offer to buy or sell, or otherwise deal in, EyePoint securities, whether or not issued by the Company;
•
advise, procure or encourage another person (for example, a family member, a friend, a family company or trust) to buy or sell EyePoint securities; or
•
pass on information to any other person, if you know or ought reasonably to know that the person may use the information to buy or sell (or procure another person to buy or sell) EyePoint securities.

This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, notes, convertible debentures and warrants, options and other derivative securities (including derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities).

It is the responsibility of each Associate to ensure that she, he or it does not do any of the things prohibited by this Policy or insider trading laws, whether or not specifically prohibited by this Policy. The consequences for breach of this Policy or such laws may be severe.

Exhibit 19.1

As an Associate, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in EyePoint securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (each a “Related Person” and collectively, “Related Persons”). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such Related Person complies with this Policy. Therefore you should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

3. What is “Material” Information?

Material information means information relating to EyePoint that would, if the information were publicly known:

•
be likely to have an effect, positive or negative, on the price of EyePoint securities; or
•
be information that a reasonable investor would want to know in deciding whether or not to buy or sell EyePoint securities.

Examples of possible material information include, but are not limited to:

•
the financial performance of EyePoint or any of EyePoint’s commercial products;
•
developments with respect to the clinical or regulatory development of our product candidates;
•
entry into or termination of a material contract (such as an in or out-license agreement or collaboration);
•
a material acquisition or sale of assets by EyePoint;
•
an actual or proposed takeover or merger of EyePoint;
•
an actual or proposed change to EyePoint’s capital structure, including a stock split;

Exhibit 19.1

•
a proposed dividend or a change in dividend policy;
•
developments regarding significant litigation or government agency investigations;
•
liquidity issues;
•
any major change in management; or
•
a material claim against EyePoint or other unexpected liability.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event could have on the Company’s operations or stock price should it occur. Thus, information concerning an event that could have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

4. When is the Information “Nonpublic”?

Information is nonpublic if it has not been disclosed generally to the market or to the investing public. Unless such information was disseminated in a manner designed to reach investors generally and at least one full Trading Day elapsed between the time of the event or when the information became known and its public disclosure, it shall be deemed to be “Nonpublic.” Information generally would be considered disseminated if it has been disclosed through a press release, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, newswire services or public disclosure documents filed with the SEC that are available on the SEC’s website (such as Form 8-K, Form 10-Q and Form 10-K). Nonpublic information may include: (x) information available to a select group of analysts or brokers or institutional investors; (y) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; or (z) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally one Trading Day).

•
For purposes of this Policy, “Trading Day” means a day on which the Nasdaq Stock Market, LLC is open for trading.

Exhibit 19.1

5. Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It is therefore the Company’s policy that Associates may not engage in any of the following transactions:

•
Short-Term Trading: Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term share market performance instead of the Company’s long-term business objectives.
•
Short Sales: Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits executive officers and directors from engaging in short sales.
•
Publicly Traded Options: Given the relatively short term of publicly traded options, transactions in options may create the appearance that an Associate is trading based on material nonpublic information and focus such Associate’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
•
Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or other transactions which hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Such hedging transactions may permit an Associate to continue to own Company securities obtained through company benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Associate may no longer have the same objectives as the Company’s other shareholders. Therefore, Associates are prohibited from engaging in any such transactions.
•
Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may

Exhibit 19.1

occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Associates are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
•
Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved 10b5-1 Trading Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Associate is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities (except standing and limit orders under an approved 10b5-1 Trading Plan, as described below). If a person subject to this Policy determines that they must use a standing order or limit order, that person must contact the Compliance Officer for clearance to place the order.

6. Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

•
Pre-Clearance Procedures. All directors, executive officers and other personnel of the Company and its subsidiaries who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act and any other persons designated by the Compliance Officer, the Chief Financial Officer or the Corporate Controller as being subject to these procedures, as well as their Related Persons and Controlled Entities (all of the foregoing are referred to as “Restricted Persons”), may not engage in any transaction in the Company’s securities without first obtaining written pre-clearance from the Compliance Officer, the Chief Financial Officer or the Corporate Controller. Restricted Persons are more likely to have access to material nonpublic information because of their positions or affiliations with the Company and, as a result, their trades in the Company’s securities are more likely to be subject to greater scrutiny. A request for pre-clearance should be submitted to the Compliance Officer, the Chief Financial Officer or the Corporate Controller at least two Trading Days before the proposed transaction and shall comply with any other procedures established by the Compliance Officer. None of the Compliance Officer, the Chief Financial Officer or the Corporate Controller is under any obligation to approve a transaction submitted for pre-clearance and will have sole discretion to determine whether to permit the transaction. In evaluating each proposed transaction, each of the Compliance Officer, the Chief Financial Officer and the Corporate Controller

Exhibit 19.1

may consult as necessary with other members of senior management or outside counsel.

If a Restricted Person seeks pre-clearance and the request is denied by any of the Compliance Officer, the Chief Financial Officer or the Corporate Controller, then he or she should refrain from engaging in any transaction in the Company’s securities, and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve anyone of his or her legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a blackout period or event-specific trading restriction (as discussed below), the transaction may not be completed. Pre-clearance of a transaction is valid only for the two (2) Trading Day period immediately following receipt by the Restricted Person of such pre-clearance.

When a request for pre-clearance is made, the requesting person should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should provide a detailed description of those circumstances to the Compliance Officer, the Chief Financial Officer and/or the Corporate Controller, as applicable.

•
Post-Transaction Notice. The Restricted Persons who have a reporting obligation under Section 16 of the Exchange Act shall also notify the Compliance Officer and the Corporate Controller of the occurrence of any purchase, sale or other acquisition or disposition of Company securities as soon as possible following the transaction, but in any event within one Trading Day after the transaction. Such notification must be in writing (including by e-mail) and should include the identity of the Restricted Persons, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

For both the “Pre-Clearance Procedures” section above and this “Post-Transaction Notice” section, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

•
Quarterly Blackout Period Restrictions. Because trades in the Company’s securities by Restricted Persons are more likely to be subject to greater scrutiny, as mentioned above, Restricted Persons may not engage in any transactions involving Company securities (other than as specified by this Policy), during a “Blackout Period” beginning five (5) Trading Days prior to the last day of each fiscal quarter and ending at the close of business on the first (1st) Trading Day following the date of the public release of the Company’s earnings results for that quarter. Please note that Blackout Periods are compliance requirements of the Company and do not create or constitute a legal right to trade when they are not in

Exhibit 19.1

effect. Accordingly and for the avoidance of doubt, even when a Blackout Period is not in effect, if you are in possession of material nonpublic information, you may not trade in the Company’s securities and, if you are a Restricted Person, you must follow the Pre-Clearance Procedures section above prior to any trade in the Company’s securities.
•
Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only certain directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade the Company’s securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company securities even sooner than the typical Blackout Period described above. In these situations, the Compliance Officer will notify these persons in writing that they are prohibited from trading in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Exceptions to this Policy will not be granted while an event-specific trading restriction is in effect.
•
Exceptions. Blackout Period and event-specific trading restrictions do not apply to any transactions to which this Policy does not apply. The Pre-Clearance Procedures, Blackout Period and Event-Specific Trading Restrictions sections above do not apply to transactions under approved 10b5-1 Trading Plans (as defined below).

7. Consequences for Breach of the Insider Trading Prohibition

Breach of the insider trading prohibition by you or any Related Person could expose you or them to criminal and civil liability. Breach of insider trading laws or this Policy will also be regarded by EyePoint as serious misconduct, which may lead to disciplinary action and/or dismissal.

•
Legal Penalties: A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

Exhibit 19.1

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

•
Company-Imposed Penalties: Associates who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer (or if the Compliance Officer is seeking an exception, the Chief Executive Officer) and must be provided before any activity contrary to the above requirements takes place.
•
Expenses Related to a Breach: Neither the Company nor any of its directors, officers or employees will be liable for the legal or financial consequences of any approval or pre-clearance, refusal to approve or pre-clear or delay in reviewing any requests for approval or pre-clearance of any transaction, Rule 10b5-1 Plan or other request under this Policy. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

8. Dealing in Securities of Other Companies

If you have material nonpublic information, about a company other than EyePoint, the same insider trading rules outlined above apply to buying and selling securities of that company.

9. Exceptions for Approved 10b5-1 Trading Plans

Associates may establish written programs (“10b5-1 Trading Plans”) which permit automatic trading of EyePoint securities: (i) through a third-party broker, or (ii) by an independent person (e.g., an investment banker) who is not aware of any material nonpublic information at the time of a trade. Trades in the Company’s securities that are executed pursuant to an approved 10b5-1 Trading Plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures.

In general, an Associate may only enter into a 10b5-1 Trading Plan when such Associate is not aware of material nonpublic information. All 10b5-1 Trading Plans must be pre-approved in writing by the Compliance Officer (or, in the event the Compliance Officer is seeking approval of a 10b5-1 Trading Plan, the Chief Executive Officer) and may not provide for the execution of any trades in EyePoint securities for a period of at least one month after such approval. Once a 10b5-1 Trading Plan is implemented in accordance

Exhibit 19.1

with this Section 9 and applicable securities laws, trades pursuant to such program will not be subject to the limitations and restrictions set forth in other sections of this Policy.

Trading pursuant to a 10b5-1 Trading Plan may occur even during a blackout period or when the person on whose behalf such trade is made is aware of nonpublic material information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

10. Applicability of Policy to Former Insiders

This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures applicable to such individual specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions in force at the time of such individual’s termination of service.

11. Transactions Not Subject to Trading Restrictions

This Policy does not apply in the case of the following transactions, except as specifically noted:

•
Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans or pursuant to a Nasdaq compliant inducement award. Similarly, this Policy does not apply to the exercise of options on a “net exercise” basis pursuant to which a person either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
•
Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
•
Employee Stock Purchase Plan: This Policy does not apply to purchases of Company securities in any employee stock purchase plan maintained by the

Exhibit 19.1

Company resulting from your periodic contribution of money to the plan pursuant to the election you previously made. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in any such plan for any enrollment period, and to your sales of Company securities purchased pursuant to the plan.
•
Other Similar Transactions: Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

12. Certification

All Associates must certify their understanding of, and intent to comply with, this Policy by signing and returning the Certification included in this Policy to the Compliance Officer.

13. Contacts

If you have any questions arising from this Policy, you may contact the person listed below.

Ron Honig, Esq. Chief Legal Officer and Company Secretary

Tel: +1 857-341-0794

Email: rhonig@eyepointpharma.com

Adopted: September 7, 2017 and amended May 23, 2018, June 24, 2019 and May 25, 2021.

ACKNOWLEDGEMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

Exhibit 19.1

Date: